UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2011
BFC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 954-940-4900
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     Effective April 26, 2011, Woodbridge Holdings, LLC (“Woodbridge”), a wholly owned subsidiary of BFC Financial Corporation, and Carolina Oak Homes, LLC (“Carolina Oak”), a wholly owned subsidiary of Woodbridge, entered into a settlement agreement with the investor group referenced below to resolve the disputes and litigation between them relating to an approximately $37.2 million loan which was collateralized by property owned by Carolina Oak and as to which Woodbridge was the obligor. As previously disclosed, during November 2009, AmTrust Bank (“AmTrust”) filed an action against Woodbridge and Carolina Oak alleging default under a promissory note and breach of a guaranty related to the loan. During December 2009, the Office of Thrift Supervision closed AmTrust and appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver. The FDIC subsequently sold the loan to the investor group which, after participating in a court-ordered mediation of the matter, entered into the settlement agreement with Woodbridge and Carolina Oak. Under the terms and conditions of the settlement agreement, (i) Woodbridge agreed to pay $2.5 million to the investor group, (ii) Carolina Oak agreed to convey to the investor group the real property securing the loan via a stipulated foreclosure or deed in lieu and (iii) the investor group agreed not to pursue certain remedies, including a deficiency judgment, and after the expiration of an agreed-upon time period, to fully release Woodbridge and Carolina Oak, in each case subject to certain conditions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2011	BFC FINANCIAL CORPORATION
	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer